E:\OSUNKWO\FUNDS\GUF\NSAR-77C.597

For the semi-annual period ended (a) 3/31/97
File number (c) 811-5695


                          SUB-ITEM 77C
      Submission of Matters to a Vote of Security Holders


     The  Annual Meeting of Shareholders was held on October  30,
1996.   At  such meeting the shareholders approved the  following
proposals:

     1)   That  Eugene C. Dorsey, Douglas H. McCorkindale, Thomas
          T. Mooney and Richard A. Redeker are duly elected to serve as Directors of the Fund until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy.

                         Affirmative                     Negative
Withhold/
                         Votes    Cast              Votes    Cast
Abstain

     Eugene     C.    Dorsey            9,945,953               0
76,359
     Douglas     H.    McCorkindale     9,958,617               0
76,359
     Thomas     T.    Mooney            9,957,011               0
78,473
     Richard     A.    Redeker          9,957,048               0
76,996

     2.) To ratify the selection of Deloitte & Touche LLP as the Fund's independent accountants for the fiscal year ended September 30, 1996.

                              Affirmative               Negative
                              Votes   Cast                  Votes
Cast
                              9,842,157            115,930